EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-159130, File No. 333-197329, File No. 333-196128, and File No. 333-232352 on Form S-8 of Quaint Oak Bancorp, Inc. of our report dated March 30, 2023, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of Quaint Oak Bancorp, Inc. for the year ended December 31, 2022.

Cranberry Township, Pennsylvania

March 30, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia